CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

FUND PARTICIPATION AGREEMENT

This Agreement dated as of the January 1, 2017, is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, “Nationwide”), the current and any future Nationwide separate accounts as applicable (“Variable Accounts”), Calvert Variable Products, Inc., a Maryland corporation, on behalf of its series, Calvert VP S&P 500 Portfolio (the “Portfolio), and Eaton Vance Distributors, Inc. (the “Company”) which serves as principal distributor of the Portfolio.

RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products”) through its Variable Accounts; and

WHEREAS, Nationwide also provides administrative and/or recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, Nationwide and the Company mutually desire the inclusion of the Portfolio as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Portfolio; and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Portfolio will be available as investment options in the Variable Products offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), unless excluded from registration based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, or any other applicable exemption.

Nationwide represents that it will amend the registration statements under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded. Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.

Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Portfolio shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time) on the New York Stock Exchange (“Close of Trading”), on any Business Day from being aggregated and communicated to the Portfolio with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices. Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Portfolio (if applicable). Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Portfolio shares hereunder which may differ from the criteria set forth in the Portfolio’s prospectus and statement of additional information (“SAI”).

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.

REPRESENTATIONS BY THE PORTFOLIO

The Portfolio represents that it is duly organized and validly existing under applicable state law. The Portfolio represents that its shares are duly authorized for issuance in accordance with applicable law, that the Portfolio is registered as an open-end management investment company under the 1940 Act, and the Portfolio will maintain its registration as an investment company under the 1940 Act.

The Portfolio shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act. The Portfolio will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Portfolio will register and qualify its shares for sale in all states and will promptly notify Nationwide if any shares are not qualified in a particular state.

The Portfolio represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification. The Portfolio shall promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to so qualify, or that it may not qualify as such in the future.

The Board of Directors of the Portfolio has adopted policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Portfolio’s prospectuses and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Portfolio’s prospectus.

The Portfolio represents that any insurance Portfolio utilized in the Variable Products currently complies with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such Portfolio will make every effort to maintain the Portfolio’s compliance with such diversification requirements, unless the Portfolio is otherwise exempt from Section 817(h) and/or except as otherwise disclosed in the Portfolio’s prospectus. The Portfolio will notify Nationwide promptly upon having a reasonable basis for believing the Portfolio has ceased to comply. The Portfolio shall make every effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h).

REPRESENTATIONS BY THE COMPANY

The Company, as the distributor of the Portfolio represents that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), (iii) serves as principal underwriter/distributor of the Portfolio, and (iv) will perform its obligations for the Portfolio in accordance with any applicable state and federal securities laws.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Portfolio shares prior to the close of regular trading each Business Day. A “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Portfolio calculates its net asset value as set forth in the Portfolio’s most recent prospectus and SAI. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf. Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

VOTING

For so long as and to the extent that the Securities and Exchange Commission (“SEC”) continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to contract owners) and shall vote Portfolio shares in accordance with instructions received from the contract owners who have interests in such Portfolio shares. Nationwide shall vote the Portfolio shares for which no instructions have been received in the same proportion as Portfolio shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable. Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Portfolio shares.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account’s acquisition of Portfolio shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance. In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.

The Company shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing contract or policy owners) of the Portfolio’s prospectuses, SAI’s and any supplements thereto, and semi-annual and annual reports.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Portfolio under this Agreement shall be paid by the Company and/or the Portfolio.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Portfolio are responsible for the expenses of the cost of registration of the Portfolio’s shares, or preparation of the Portfolio’s prospectuses, SAI’s, proxy materials, reports and the preparation of other related statements and notices required by law for distribution in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Portfolio prospectuses and semi-annual and annual reports to its existing contract owners. For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Portfolio prospectuses and its mailing of semi-annual and annual reports, the Company will provide updated Portfolio prospectuses and semi-annual and annual reports for mailing to contract owners, or if a combined printing is done by Nationwide, the Company will pay the lesser of:

(a)	The cost to print individual fund prospectuses and semi-annual and annual reports; or

(b)	The Company’s portion of the total printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or

(c)

The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

FUND SUBSTITUTION

If a party desires to remove the Portfolio from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Portfolio as an available investment option. The parties agree to provide reasonable advance notice of their election to remove the Portfolio. The Company acknowledges that Nationwide may need to seek the approval of the SEC under Section 26(c) of the 1940 Act for any fund substitution.

MIXED AND SHARED FUNDING

The Company represents that it has or will obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act. As set forth in the notice of the Company’s application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Directors of the Portfolio (the “Board”), and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.

If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Portfolio, the Board shall give prompt notice to all Insurance Companies participating in the Portfolio (“Participating Companies”). If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

(a)

Withdrawing the assets allocable to the Variable Account from the Portfolio and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or

(b)	Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Portfolio, Nationwide may be required, at the Board’s election, to withdraw the Variable Account’s investment in the Portfolio.

For the purpose of this section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Portfolio be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.

SHAREHOLDER INFORMATION AGREEMENT

Notwithstanding any other provision of this Agreement, that certain Rule 22c-2 Agreement between Company and Nationwide dated April 16, 2007 (the “Existing 22c-2 Agreement”) shall continue in full force and effect, and the Services required to be performed hereunder and the other obligations of the parties shall be in addition to, and not in lieu of, the obligations of the Parties under the Existing Rule 22c-2 Agreement.

PRIVACY AND CONFIDENTIAL INFORMATION

Confidentiality Obligation. Each party shall hold the Confidential Information of the other party in strict confidence. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

Confidential Information. For purposes of this section and the next, “Confidential Information” means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential. This includes, but is not limited to, the customer information of each party.

Customer Information. For purposes of this section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act. In the event Confidential Information includes Customer Information, the Customer Information clause controls.

Confidential Information does not include information that: (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide for performing certain administrative services.

Unauthorized Disclosure. Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party’s Confidential Information. The parties understand and agree, Receiving Party shall be liable, and there shall be no cap on liability, for damages arising out of breaches of confidentiality involving breaches of data that lead to the release or misuse of data pertaining to Disclosing Party.

Data Disposition. Upon Disclosing Party’s written request, Receiving Party shall promptly return all documents and other media containing Confidential Information. Any information that cannot feasibly be returned shall be purged, deleted or destroyed. The Receiving Party shall have an obligation to safeguard all other information.

SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached, and will report to the other party immediately any breaches of security or unauthorized access to its systems that it detects or becomes aware of. Each party will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner. Each party maintains the reasonable right to audit its data in the other party’s systems environment.

All Confidential Information must be stored in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction. In addition to the general standards set forth above, each party will maintain an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, and access controls (including off-hour controls) which may include visitor access procedures, security guard force, video surveillance, and staff egress searches. Further, each party will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restrict download to disk capability and provision for system backup.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective. Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective.

DISCLOSURE

Each party may disclose that it has entered into this arrangement.

INDEMNIFICATION

Nationwide agrees to indemnify and hold harmless the Company and the Portfolio, and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or the Portfolio within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses) (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement. Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of the Company or the Portfolio in performing its obligations under this Agreement. Nationwide further agrees to indemnify and hold harmless the Indemnified Parties related to the Variable Products (issued by Nationwide) that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Variable Products. Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to Nationwide by or on behalf of the Company or the Portfolio.

The Company and the Portfolio agree to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company and/or the Portfolio of a material provision of this Agreement. The Company and/or the Portfolio will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company and the Portfolio shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of Nationwide in performing its obligations under this Agreement. The Company and the Portfolio further agree to indemnify and hold harmless the Indemnified Parties related to the acquisition of the Portfolio’s shares that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Portfolio. Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based on information furnished to the Company or the Portfolio by or on behalf of Nationwide.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this section. In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio.

This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate with regard to the availability of shares of the Portfolio (if specified) or the Portfolio as underlying investment options:

(a)	at the option of Nationwide or the Company upon at least 60 days advance written notice to the other;

(b)

at any time upon the Company’s election, if the Company determines that liquidation of the Portfolio is in the best interest of the Portfolio or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Portfolio shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;

(c)

at any time upon Nationwide’s election, in accordance with the 1940 Act and applicable regulations, to substitute such Portfolio shares with the shares of another investment company for the Variable Products for which the Portfolio shares have been selected to serve as the underlying investment options. Nationwide shall give reasonable notice to the Company of any proposal to substitute Portfolio shares;

(d)

at the option of Nationwide or the Company with 30 days advance written notice to the other, upon the institution of relevant formal proceedings against either Nationwide or the Company or the Portfolio by FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body;

(e)

at the option of either party for cause immediately upon written notice to the other party upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.

Notwithstanding any of the foregoing provisions of this section, this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Portfolio shares.

NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial Services, Inc.

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: AVP, External Funds Management Operations

If to the Portfolio:

Calvert Variable Products, Inc.

c/o Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attention: Chief Legal Officer

If to the Company:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attention: Chief Legal Officer

Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon dispatch.

ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party. Notwithstanding the foregoing, Nationwide may identify the Portfolio in a listing of funds available as underlying investment options.

SURVIVABILITY

Sections “Representations,” “Privacy and Confidential Information,” “Security,” “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in the Portfolio at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

TERMINATION OF PRIOR AGREEMENTS

This Agreement, together with all contemporaneous exhibits, supersedes and terminates any and all prior agreements between the parties related to the subject of this Agreement.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Steven D. Pierce
Steven D. Pierce
Title:	AVP, External Funds Management

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ A. John Murphy
A. John Murphy
Title:	Asst. Secretary

CALVERT VARIABLE PRODUCTS, INC.

By:	/s/ Maureen Gemma
Maureen Gemma
Title:	Secretary

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

PORTFOLIO(S)

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

Calvert VP S&P 500 Index Portfolio, a series of Calvert Variable Products, Inc.

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of the Portfolio (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Portfolio through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC, receipt by Nationwide of any Instructions from the contract owner prior to the Close of Trading (as defined below) on any Business Day shall be deemed to be receipt by the Portfolio of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 3(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.

On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Portfolio determine their net asset values (“Business Day”), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV (“Instructions”) without supporting documentation from the contract owner. On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.

Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of the Portfolio; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.

Trade information provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.

For each Fund/SERV transaction, Nationwide shall provide the Portfolio and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct. Nationwide shall maintain documents required by the Portfolio to effect Fund/SERV transactions. Nationwide certifies that all Instructions delivered to Company on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.

On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Portfolio based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by Nationwide prior to the Close of Trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of the Portfolio, determined as of the Close of Trading on the Trade Date.

2.

As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Portfolio’s daily determination of Share Price for the Portfolio (i.e., the Close of Trading) on Trade Date.

(a)

It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures. Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Portfolio and shall make or cause to be made such records available upon reasonable request for examination by the Portfolio or its designated representative or, by appropriate governmental authorities. Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.

(c)

In the event that Nationwide transmits an Instruction to the Company on any Business Day prior to the Instruction Cutoff Time and such Instruction is not received by the Company due to circumstances caused by the Company that prohibit the Company’s receipt of such Instruction, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Company.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust the Portfolio’s records for the Trade Date to reflect any Instructions sent by Nationwide.

3.

As set forth below, upon the timely receipt from Nationwide of the Instructions, the Portfolio will execute the purchase or redemption transactions (as the case may be) at the Share Price for the Portfolio computed as of the Close of Trading on the Trade Date.

(a)

Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1. Settlements will be through net Federal Wire transfers to an account designated by the Portfolio. In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer on T+1 to the custodian for the Portfolio for receipt by the Portfolio’s custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire on T+1, provided that the Portfolio reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.

(b)

Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)

On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 3(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)

Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Company in writing of any discrepancies between such information. The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Price Communication Time

By no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), the Company will communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of the Portfolio, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein: (i) which is caused by the Portfolio or the Company, the Company shall make any adjustments on the Portfolio’s accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Portfolio’s accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Portfolio’s accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

FIRST AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This First Amendment (“Amendment”) dated as of February 23, 2021, amends the Fund Participation Agreement (“Agreement”) dated January 1, 2017, by and between Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A to the Agreement (collectively, “Nationwide”), the current and any future Nationwide separate accounts as applicable (“Variable Accounts”), Calvert Variable Products, Inc., a Maryland corporation, on behalf of its series, Calvert VP S&P 500 Portfolio, and Eaton Vance Distributors, Inc. (the “Distributor”).

WHEREAS, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	Calvert Variable Series, Inc. is hereby added as a party to the Agreement on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto.

2.

Calvert Variable Products, Inc. enters into the Agreement on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, (each series thereof, together with each series of Calvert Variable Series, Inc. shall replace the definition of “Portfolio”).

3.	All references to the “Company” in the Agreement are now hereby changed to the “Distributor” and have the same meaning as defined in the Amendment.

4.	Nationwide’s information in the Notice section is changed to the following:

Nationwide Financial Services, Inc.

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: VP, Head of Fund Operations

5.	Exhibit A to the Agreement is deleted in its entirety and replaced with the Exhibit A attached hereto.

6.	Exhibit B to the Agreement is deleted in its entirety and replaced with the Exhibit B attached hereto.

7.	Exhibit D is hereby added to the Original Agreement to read in its entirety as Exhibit D attached hereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the Fund Participation Agreement as of the date and year first above written.

NATIONWIDE FINANCIAL SERVICES, INC.		EATON VANCE DISTRIBUTORS, INC.

By:	/s/ Leland W. Cummings	By:	/s/ Brian A Taranto
	Leland W. Cummings		Brian Taranto
Title:	VP, Head of Fund	Title:	Chief Administrative Officer
Operations

CALVERT VARIABLE PRODUCTS, INC.		CALVERT VARIABLE SERIES, INC.

By:	/s/ James Kirchner	By:	/s/ James Kirchner
	James Kirchner		James Kirchner
Title:	Treasurer	Title:	Treasurer

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Other Subsidiaries

Nationwide Investment Services Corporation

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

FUNDS

All current and future funds available for sale through the Variable Series and Variable Products, including but not limited to any funds listed below.

Calvert VP SRI Balanced Portfolio, a series of Calvert Variable Series, Inc.

Calvert VP SRI Mid-Cap Growth Portfolio, a series of Calvert Variable Series, Inc.

Calvert VP EAFE International Index Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP Investment Grade Bond Index Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP Nasdaq-100 Index Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP Russell 2000 Small Cap Index Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP S&P 500 Index Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP S&P Mid-Cap 400 Index Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP Volatility Managed Growth Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP Volatility Managed Moderate Growth Portfolio, a series of Calvert Variable Products, Inc.

Calvert VP Volatility Managed Moderate Portfolio, a series of Calvert Variable Products, Inc.

EXHIBIT D

Services Provided by Nationwide for 12b-1 Fees

Pursuant to the Agreement, Nationwide shall perform and incur expenses for distribution and shareholder services in exchange for the Fees, including, but not limited to the following:

1.	Providing information to and answering inquiries from registered representatives and contract owners on investments in the Funds.

2.	Distribute Fund prospectuses, SAIs, and semi-annual and annual reports to prospective contract owners.

3.	Maintain customer privacy, security, and currency of information systems and other systems, including but not limited to:

a.	Advisor website and tools

b.	Customer relationship management systems

c.	Producer information data warehouses

d.	All licensing platforms

e.	Sales reporting

4.	Expenses relating to printing and distributing advertising, including but not limited to:

a.	Reports to prospective and current contract owners

b.	Marketing content to supplement the acquisition of new contract owners

c.	Product illustrations

d.	Sales literature

e.	Customer enrollment materials

f.	New product development and filing

5.	Providing personnel and communication equipment used in connection with the distribution or shareholder services provided.

6.	Furnishing the Company with records of sales, redemptions and repurchases of Shares for marketing/distribution purposes.

7.	Preparing reports for Company as shall reasonably be required by Company.

8.	Providing such other distribution services as Company may reasonably request.

Fees for Services

1.

In consideration for the Services to be provided by Nationwide to the Variable Products pursuant to this Agreement, the Company will calculate and pay Nationwide a 12b-1 fee (“Fee”) at an annualized rate equal to the rates shown in Exhibit C of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

2.	The Fees will be paid to Nationwide as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Fees will be paid on a quarterly or monthly basis.

3.

Nationwide and the Company agree that the Fee described in this Agreement is for distribution and shareholder services only and does not constitute payment in any manner for investment advisory services.

4.

The parties agree that a Fee will be paid to Nationwide according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts. This provision will survive termination of this Agreement.

FUNDS	12b-1 FEE

CLASS F:

Calvert VP SRI Balanced Portfolio	[***] bps
Calvert VP SRI Mid-Cap Growth Portfolio	[***] bps

Calvert VP EAFE International Index Portfolio	[***] bps
Calvert VP Investment Grade Bond Index Portfolio	[***] bps
Calvert VP Nasdaq-100 Index Portfolio	[***] bps
Calvert VP Russell 2000 Small Cap Index Portfolio	[***] bps
Calvert VP S&P 500 Index Portfolio	[***] bps
Calvert VP S&P Mid-Cap 400 Index Portfolio	[***] bps
Calvert VP Volatility Managed Growth Portfolio	[***] bps
Calvert VP Volatility Managed Moderate Growth Portfolio	[***] bps
Calvert VP Volatility Managed Moderate Portfolio	[***] bps

SECOND AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This Second Amendment (“Amendment”) dated as of June 14, 2024, amends the Fund Participation Agreement (“Agreement”) dated January 1, 2017, by and between Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, “Nationwide”), the current and any future Nationwide separate accounts as applicable (“Variable Accounts”), Calvert Variable Products, Inc. and Calvert Variable Series, Inc. (collectively, the “Corporations”), each a Maryland corporation, on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, (each a “Portfolio” and collectively, the “Portfolios”), and Eaton Vance Distributors, Inc. (the “Distributor”).

WHEREAS, on March 1, 2017, Nationwide’s insurance subsidiary, Nationwide Life Insurance Company, acquired Jefferson National Financial Corp. and certain subsidiaries, including Jefferson National Life Insurance Company (“JNL”), Jefferson National Life Insurance Company of New York (“JNLNY”) and Jefferson National Securities Corporation (“JNSC”), (collectively, “Jefferson National”);

WHEREAS, JNSC merged with NFS’s broker-dealer subsidiary Nationwide Investment Services Corporation (“NISC”) on or about January 1, 2023;

WHEREAS, it is intended the JNL, JNLNY, the Corporations and the Distributor will terminate their existing contractual relationships and be subject to the terms of this Agreement effective June 14, 2024; and

WHEREAS, the parties hereto desire to amend the Agreement.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.

Effective as of June 14, 2024, JNL and JNLNY (i) hereby adopt all terms of the Agreement, (ii) affirm all respective agreements made in the Agreement, including any representations, warranties and conditions made by Nationwide, as of the date of this Amendment, and (iii) agree that the terms of the Agreement that relate to Nationwide will now relate to JNL and JNLNY.

2.	Nationwide confirms that all of its representations, warranties, and conditions in the Agreement continue in full force and effect.

3.

The parties hereby acknowledge and agree that entry into this Amendment shall not be construed as a waiver or termination of any liability of JNL or JNLNY to the Corporations, Portfolios or Distributor, known or unknown as of the date of this Amendment, pursuant to the existing contractual relationships outlined in a separate “Termination of Agreements” Notice provided by Nationwide contemporaneous with execution of this Amendment.

4.	Exhibit A to the Agreement is deleted in its entirety and replaced with the Exhibit A attached hereto.

5.	The Corporations’ and Distributor’s information in the Notice section is changed to the following:

If to the Corporations:

c/o Eaton Vance Distributors, Inc.

One Post Office Square

Boston, MA 02110

Attention: Chief Legal Officer

If to the Distributor:

Eaton Vance Distributors, Inc.

One Post Office Square

Boston, MA 02110

Attention: Chief Legal Officer

6.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

REMAINDER OF THE PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to the Agreement as of the date and year first above written.

NATIONWIDE FINANCIAL SERVICES, INC.		EATON VANCE DISTRIBUTORS, INC.

/s/ Leland W. Cummings		/s/ Brian Taranto
By:	Leland W. Cummings	By:	Brian Taranto
Title:	VP, Head of Fund	Title:	Chief Administrative Officer
Operations

CALVERT VARIABLE PRODUCTS, INC.		CALVERT VARIABLE SERIES, INC.

/s/ James Kirchner		/s/ James Kirchner
By:	James Kirchner	By:	James Kirchner
Title:	Treasurer	Title:	Treasurer

EXHIBIT A

NFS SUBSIDIARIES

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Jefferson National Life Insurance Company

Jefferson National Life Insurance Company of New York

Other Subsidiaries

Nationwide Investment Services Corporation

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Variable Accounts, or performing duties or obligations hereunder on behalf of Nationwide, provided that such subsidiary is duly formed, validly existing, and has all necessary licenses.